Exhibit 3.2

RETAIL PROPERTIES OF AMERICA, INC.

CERTIFICATE OF CORRECTION

DECEMBER 19, 2012

THIS IS TO CERTIFY THAT:

FIRST: The title of the document being corrected is Articles Supplementary (the “Articles”).

SECOND: The sole party to the Articles is Retail Properties of America, Inc., a Maryland corporation (the “Company”).

THIRD: The Articles were filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on December 14, 2012.

FOURTH: The last clause in the first sentence of the first paragraph of subsection (a) of Section 8 of Article III of the Articles as previously filed with the SDAT is set forth below:

“(B) 4.1733623 (the “Share Cap”), subject to the immediately succeeding paragraph.”

FIFTH: The last clause in the first sentence of the first paragraph of subsection (a) of Section 8 of Article III of the Articles as corrected hereby is set forth below:

(B) 4.1736 (the “Share Cap”), subject to the immediately succeeding paragraph.

SIXTH: The undersigned acknowledges this Certificate of Correction to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

-Signature page follows-

IN WITNESS WHEREOF, the Company has caused Certificate of Correction to be executed under seal in its name and on its behalf by its President and attested to by its Secretary as of the date first written above.

ATTEST:	RETAIL PROPERTIES OF AMERICA, INC.

/s/ Dennis K. Holland	By:	/s/ Steven P. Grimes
Name: Dennis K. Holland	Name: Steven P. Grimes
Title: Executive Vice President,	Title: President and Chief Executive Officer
General Counsel, and Secretary

[signature page to Certificate of Correction]